                                                                      Exhibit 12

                              THE GILLETTE COMPANY
                       RATIO OF EARNINGS TO FIXED CHARGES

                             (Dollars in Millions)

                                           Three Months
                                              Ended
                                             March 31,         Fiscal Year Ended December 31,
                                           ------------   ----------------------------------------
                                           2002    2001   2001     2000     1999     1998     1997
                                           ----    ----   ----     ----     ----     ----     ----

Earnings:
  Income from continuing operations
    before income taxes                   $  323   264   1,342    1,288    1,912    1,656    2,065
  Interest expense                            20    45     145      223      136       94       78
  Interest portion of rental expense          10     8      31       25       20       17       16
  Amortization or capitalized interest         3     2       9        6        5        4        3
                                          ------   ---   -----    -----    -----    -----    -----
  Earnings available for fixed charges    $  356   319   1,527    1,542    2,073    1,771    2,162
                                          ======   ===   =====    =====    =====    =====    =====

Fixed Charges:
  Interest expense                        $   20    45     145      223      136       94       78
  Interest capitalized                         1     4      11       23       13       18       10
  Interest portion of rental expense          10     7      31       25       20       17       16
                                          ------   ---   -----    -----    -----    -----    -----
  Total fixed charges                     $   31    56     187      271      169      129      104
                                          ======   ===   =====    =====    =====    =====    =====


Ratio of Earnings to Fixed Charges          11.5   5.7     8.2      5.7     12.3     13.7     20.8
                                          ======   ===   =====    =====    =====    =====    =====